As filed with the Securities and Exchange Commission on January 22, 2026

Registration No. 333-287247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wearable Devices LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Ha-Tnufa St.

Yokne’am Illit, 2066736 Israel

Tel: +972.4.6185670

(Address and telephone number of Registrant’s principal executive offices)

Mudra Wearable, Inc.

24A Trolley Square #2203

Wilmington, DE 19806

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th floor Tel Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) amends the Registration Statement on Form F-3, Registration No. 333-287247 (the “Registration Statement”) of Wearable Devices Ltd., a corporation incorporated under the laws of the State of Israel (the “Registrant”), which was filed with the Securities and Exchange Commission (the “SEC”), pertaining to the resale by the selling shareholder named in the Registration Statement of up to 1,661,000 ordinary shares, no par value per share (the “Ordinary Shares”), of the Registrant.

The Registration Statement

On April 29, 2025, the Registrant entered into an inducement letter, (the “April Inducement Agreement”) with a certain investor pursuant to which the investor agreed to exercise for cash (i) warrants to purchase up to 205,500 Ordinary Shares, originally issued on November 27, 2024, and (ii) warrants to purchase up to 625,000 Ordinary Shares, originally issued on January 30, 2025, at a reduced exercise price of $1.45 per share (collectively, the “Existing Warrants”). In consideration of the immediate exercise of the Existing Warrants, the Registrant sold to the investor 1,661,000 warrants to purchase up to 1,661,000 Ordinary Shares at an exercise price of $1.45 per share (the “April Warrants”).

Under the terms of the April Inducement Agreement, the Registrant agreed with the investor to register for resale the Ordinary Shares underlying the April Warrants. As a result, the Registrant filed with the SEC the Resignation Statement on for the resale of the Ordinary Share underlying the April Warrants.

The Registrant undertook to cause the Registration Statement to remain effective under the Securities Act of 1933, as amended (the “Securities Act”), until the date which is three years after the date that such registration statement was declared effective by the SEC or such earlier date when all the Ordinary Shares underlying the April Warrants have been sold or all such shares may be sold without volume or other restrictions pursuant to Rule 144 promulgated under the Securities Act. The Registrant’s commitment to keep the Registration Statement effective has expired due to the sale by the selling shareholder of all the Ordinary Shares underlying the April Warrants.

In connection with the above, the Registrant has terminated all offerings of the Ordinary Shares pursuant to the Registration Statement under the Securities Act. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yokne’am Illit, the state of Israel on January 22, 2026.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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